LION COPPER AND GOLD CORP. ANNOUNCES PRIVATE PLACEMENT OF US$1,000,000 AND DEBT SETTLEMENT

February 26, 2024, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG" or the "Company") (TSX-V: LEO) (OTCQB: LCGMF) announces that it has arranged a private placement of units at a price of US$0.042 (C$0.05625) per unit for gross proceeds of up to US$1,000,000. Each Unit will consist of one common share and a share purchase warrant. Each warrant will entitle the holder to acquire one additional common share at a price of US$0.056 (C$0.075) per share for a period of 5 years from the date of issuance.  The Company intends to use the proceeds of the private placement for general working capital purposes.

In addition, certain holders of up to US$2,000,000 matured 14% unsecured convertible debentures of the Company that did not participate in the offer to receive new unsecured debentures (see news releases dated February 15, 2024 and February 20, 2024) have agreed to convert the outstanding principal and accrued interest owing by the Company into units, comprised of a share and a warrant, each warrant having the same terms as the private placement warrants.

The above transactions are subject to TSX Venture Exchange acceptance.

The securities referenced in this news release have not been, and will not be, registered under the U.S. Securities Act, or any U.S. state securities laws, and may not be offered or sold in the United States without registration under the U.S. Securities Act and all applicable state securities laws or compliance with the requirements of an applicable exemption therefrom. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities in the United States, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

On behalf of the Board of Directors,

Stephen Goodman

President

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may", "will", or the negative of these terms and similar expressions. Forward-looking statements in this news release include, but are not limited to, statements with respect to the terms of the Offering, the Debt Settlement transaction, and receipt of TSX Venture Exchange acceptance of the Offering and the Debt Settlement. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the ability of Lion CG to implement its business strategies; competition; currency and interest rate fluctuations and other risks.